FLIR Systems Announces Share Repurchase

PORTLAND, OR -- (Marketwire - November 16, 2012) - FLIR Systems, Inc. (NASDAQ: FLIR) announced today that it has acquired 3 million shares of its common stock in a privately negotiated transaction at $18.55 per share. The transaction was completed pursuant to the company's existing share repurchase authorization, which permits the repurchase of shares in open market or privately negotiated transactions through February 9, 2013. After giving effect to the above referenced transaction, approximately 3.4 million shares remain under this authorization.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com